Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

AIR Global PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, par value $0.0001 per share	Other	14,559,998	$7.40	$107,743,985.20	0.00008700	$9,373.73
2	Equity	Ordinary Shares, par value $0.0001 per share	Other	1,810,820	$7.40	$13,400,068.00	0.00008700	$1,165.81

	Total Offering Amounts					$121,144,053.20		$10,539.54
	Total Fee Offsets							—
	Net Fee Due							$10,539.54

1
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plan as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding ordinary shares.

Represents 14,559,998 ordinary shares reserved for issuance under the AIR Global PLC 2026 Incentive Award Plan (the “Plan”). Certain ordinary shares reserved for issuance under the Plan relate to incentive awards granted to employees of AIR Global PLC (the “Registrant”) and its affiliates prior to the transactions consummated pursuant to that certain Business Combination Agreement, dated as of November 7, 2025 (as amended, the “BCA”), which were assumed by the Registrant under the BCA. Such incentive awards consist of restricted share unit awards and other conditional rights to receive shares of the Registrant subject to performance-based and other vesting restrictions.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s ordinary shares as reported on The Nasdaq Global Market on November 3, 2026.

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Pursuant to Rule 416 under the Securities Act, this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plan as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding ordinary shares.

Represents 1,810,820 ordinary shares reserved for issuance under the AIR Limited 2021 Employee Share Plan (the “ESP”) and the AIR Limited 2024 Management Incentive Plan (the “MIP”). The ordinary shares reserved for issuance under the ESP and MIP represent shares underlying conditional awards which were assumed by the Registrant under the BCA and remain outstanding and unvested.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s ordinary shares as reported on The Nasdaq Global Market on November 3, 2026.

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